Exhibit 4.5

January 16, 2015

Patriot Financial Partners II, L.P.

Cira Centre

2929 Arch Street, 27th Floor

Philadelphia, PA 19104

Re: Corporate Governance Agreement

Ladies and Gentlemen:

This Corporate Governance Agreement (this “Agreement”) will confirm the agreement among Avenue Financial Holdings, Inc. (the “Company”) and Avenue Bank, (the “Bank”), on the one hand, and Patriot Financial Partners II, L.P. (“Investor”), on the other hand, subject to the terms herein. In this Agreement, the boards of directors of the Company and the Bank are sometimes referred to individually as a “Board” and collectively as “Boards.”

1. Board Seats for Investor Nominees

(a) The Company and the Bank shall each agree to:

(i) immediately upon Investor’s request, (A) cause each Board to fill an existing vacancy on its Board and (B) appoint a person nominated by Investor, who shall initially be James F. Deutsch, (the “Investor Nominee”) as provided in this Section 1 to serve as a Class II director on its Board, subject to any required regulatory approvals, compliance with any regulatory requirements and to the approval of the Company’s Corporate Governance and Nominating Committee (the “Nominating Committee”) in its discretion; and

(ii) at each meeting of stockholders for election of directors at which the position to be occupied under this Agreement by an Investor Nominee on any Board is to be determined by stockholder election, subject to the considerations described in clause (i): (A) cause an Investor Nominee to be recommended by the Nominating Committee for consideration by the Board and to be nominated by the Board for election as a director; (B) recommend to its stockholders the election of the Investor Nominee, and use its reasonable best efforts to cause the election of the Investor Nominee to the Board, including soliciting proxies for the election of the Investor Nominee to the same extent as it does, consistent with past practice, for any other Board nominee for election as a director; and (C) request each then-current member of such Board to vote as a stockholder for approval of the Investor Nominee.

(b) Should for any reason a Board fail to nominate the Investor Nominee, without limiting any other rights or remedies of Investor, the right of Investor to nominate an Investor Nominee shall remain in effect and Investor shall have the right to repropose one or more Investor Nominee to which this Agreement shall then apply.

(c) In the event of the death, disability, resignation or removal of the Investor Nominee, the Company and the Bank shall cause the prompt election to the Boards of a replacement director designated by Investor, subject to the fulfillment of its fiduciary duties and the requirements set forth in this Section 1, to fill the resulting vacancy, and such individual shall then be deemed an Investor Nominee for all purposes under this Agreement and provided that each Investor Nominee executes a joinder agreement agreeing to the terms of this Agreement.

(d) Any Investor Nominee shall be entitled to the same compensation and participation in Company and Bank equity plans and same indemnification in connection with his or her role as a director as the other members of the Boards, and each Investor Nominee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Boards or any committees thereof. With respect to indemnification of any Investor Nominee, the Company and the Bank, respectively, agree (i) that it is the indemnitor of first resort (i.e., its obligations to any Investor Nominee are primary and any obligation of Investor or its Affiliates (other than, for the avoidance of doubt, the Company or the Bank) to advance expenses or to provide indemnification for the same expenses of liabilities incurred by such person are secondary) with respect to any actions, costs (including reasonable attorneys’ fees), charges, losses, damages, expenses or other liabilities incurred or sustained arising in connection with or related to the execution by such person of his or her duties as a director of the Company or the Bank, as the case may be, and (ii) that it irrevocably waives, relinquishes and releases Investor and its Affiliates from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) The Company or the Bank, as the case may be, shall notify each Investor Nominee of all regular and special meetings of the Boards and shall notify each Investor Nominee of all regular and special meetings of any committee of the Boards of which the Investor Nominee is a member in accordance with the Company’s or the Bank’s bylaws as then in effect.

(f) The Company or the Bank, as the case may be, shall provide each Investor Nominee with copies of all notices, minutes, consents and other materials provided to the other members of the Boards or any committee thereof concurrently as such materials are provided to the other members.

(g) Investor’s rights under this Section 1 and Section 2 shall terminate on the earlier of (x) 180 days after the date hereof if the Company has not completed an initial public offering of its common stock on or prior to such date; (y) on the date the Company completes an initial public offering of its common stock if Investor fails to purchase at least 250,000 shares of the common stock being offered by the Company in such initial public offering, provided that the underwriters make such amount of common stock available to Investor for purchase in the offering; and (z) if the Investor (together with its Affiliates) no longer Beneficially Owns at least 75.0% of its Beneficial Ownership position in the Company’s shares of common stock acquired by Investor in the Company’s initial public offering plus any shares owned prior to such acquisition (a “Termination Event”). Following a Termination Event, upon the written request of the Boards, Investor shall use its reasonable best efforts to cause the Investor Nominee to resign from the Boards within fifteen (15) calendar days thereafter and Investor Nominee agrees to resign within such period. Investor shall promptly (and in no event later than five (5) business days) inform the Company if and when a Termination Event occurs. Notwithstanding the foregoing, assuming the Investor and the Investor Nominee comply with the terms of this Agreement, any Investor Nominee then serving as a director shall continue to be entitled to the compensation, indemnification and expense reimbursement in connection with his or her service as a director described in Section 1(d), and upon such Investor Nominee’s resignation or failure to stand for re-election, such Investor Nominee shall be entitled to the most favorable indemnification and expense reimbursement as other former directors of the Boards.

(h) The Investor Nominee agrees to comply with all legal requirements imposed on a director of the Boards under applicable law or pursuant to the Charter or bylaws of the Company and the Bank, and agrees to comply with all policies, procedures and restrictions imposed on members of the Boards by the Company or the Bank, including any codes of conduct, codes of ethics and other corporate governance guidelines. So long as the Investor Nominee serves as a director on at least one of the Boards, the Investor Nominee shall be subject to and abide by the Company’s policies and procedures regarding trading in the Company’s securities, including those involving blackout windows on trading, in each case, to the same extent as other directors.

2. Board Observers

(a) Upon the written request of Investor and in lieu of Investor’s nomination of an Investor Nominee to serve on a Board, Investor will be entitled to designate a representative (the “Observer”) to receive a standing invitation to attend each of the meetings of such Board, and the committees thereof, in the capacity of a nonvoting observer. The Observer shall be reasonably acceptable to the applicable Board. The appointment by Investor of an Observer shall not prevent Investor from nominating an Investor Nominee in lieu of such Observer at a future time.

(b) The foregoing rights are subject to the Company’s and the Bank’s respective rights to withhold information and to exclude such Observer from any meeting, or portion thereof, but only to the extent (i) reasonably determined by the Chairman of the Board or a majority of the members of the Board necessary for purposes of competitive factors or attorney-client privilege, (ii) directly related to Investor’s investment in the Company or (iii) the Board so determines in good faith after consultation with counsel.

(c) Investor agrees to cause its Observer to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer by the Company or the Bank.

3. Information Rights/ Confidentiality

(a) The Company and the Bank will provide to the Investor Nominee or Observer all information distributed to the members of either of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument.

(b) As long as Investor is a stockholder of the Company and for twelve (12) months thereafter, Investor and Investor Nominee hereby agree to keep confidential, and to cause their representatives and Affiliates to whom they have disclosed Company Proprietary Information (as defined below) to keep confidential, any and all information whether oral, graphic, written, electronic or in any other medium concerning the Company or its subsidiaries furnished to Investor or Investor Nominee or on behalf of the Company, together with all notes, analyses, compilations, studies or other documents prepared by Investor, Investor Nominee or any of their representatives or Affiliates that contain, are based upon or otherwise reflect such information (collectively, the “Company Proprietary Information”) that was disclosed by the Company on or prior to the date of this Agreement or that is disclosed on or after the date of this Agreement by the Company or any Investor Nominee or Representative to Investor or Investor’s representatives or Affiliates; provided, however, that Company Proprietary Information may be disclosed (i) to Investor’s representatives and Affiliates in the normal course of the performance of their duties, to any financial institution providing credit to such Investor, or to any investor or potential investor of such Investor or its Affiliates, provided that such Investor shall be responsible for any use or disclosure of such Company Proprietary Information by such persons that would constitute a breach of this Section 2, (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process to which Investor is subject, subject to Section 2(c) hereof), and/or (iii) to any regulatory authority or rating agency to which Investor, Investor Nominee or any of their Affiliates is subject or with which they have regular dealings, as long as such authority or agency is advised of the confidential nature of such information; and provided further, however, that Company Proprietary Information shall not include any information that (a) was or becomes generally available to the public other than as a result of a disclosure by Investor or Investor’s representatives or Affiliates, (b) was or becomes available to Investor on a non-confidential basis from a source other than the Company or its advisers, provided that such source was not known by Investor, after reasonable inquiry, to be bound by any agreement with the Company to keep such information confidential, or otherwise prohibited from transmitting the information to Investor by a contractual, legal or fiduciary obligation, (c) as shown by written records, was available to Investor on a non-confidential basis prior to its disclosure to Investor or its representatives by the Company, or (d) is independently developed by Investor without violating any confidentiality agreement with, or other obligation of secrecy to, the Company. Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order and to the requirement that such Investor seek to use the minimum amount reasonably necessary) of Company Proprietary Information in connection with the assertion or defense of any claim by or against the Company or Investor or its Affiliates. Investor shall be responsible for any failure of its representatives to keep confidential the Company Proprietary Information and Investor shall, at its sole expense, take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure or use of the Company Proprietary Information.

(b) In the event that Investor or Investor Nominee is required by law to disclose any Company Proprietary Information, they will provide the Company with prompt written notice of such request or requirement so that it may seek an appropriate protective order. If, failing the entry of a protective order, Investor or Investor Nominee is, in the opinion of its counsel, compelled to disclose Company Proprietary Information, they may disclose that portion of the Company Proprietary Information that their counsel advises that they are compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Company Proprietary Information that is being disclosed. In any event, with respect to the Company’s obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Proprietary Information, Investor will use reasonable efforts to cooperate with the Company, at the Company’s expense, and will not unreasonably oppose those actions by the Company.

4. Governance Provisions Other than with the written consent of the Company, each of the Investor and its Affiliates shall not, directly or indirectly: (A) seek representation on the Board other than as provided in Section 1 above; (B) effect, offer or propose to effect, or announce any intention to effect or cause (I) any tender or exchange offer, merger or other business combination involving the Company or its subsidiaries or assets constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (II) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its subsidiaries, or (III) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any Voting Securities of the Company or any of its subsidiaries; (C) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or otherwise act in concert with any Person in respect of any such securities; (D) take any action that would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (A), (B) or (C) above; (E) submit any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act or any successor thereto, or (F) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided, however, that the foregoing shall not restrict the ability of the Investor Nominee from exercising his or her fiduciary duties.

5. General Provisions

(a) Corporate Opportunities. Each of the parties hereto acknowledges that Investor and its Affiliates and their related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises that may have products or services which compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprise. Investor, its Affiliates and their related investment funds shall not be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing sentence, except as set forth below, the parties expressly acknowledge and agree that: (a) Investor and its Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and its Subsidiaries; and (b) in the event that Investor or any of its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, Investor or its Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or any other stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Investor, any of its Affiliates or any of their related investment funds, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or its Subsidiaries. Notwithstanding the foregoing, an Investor Nominee shall be subject to, and comply with, the Company’s code of ethics applicable to directors, including the provisions therein relating to conflicts of interest and confidential information. If an Investor Nominee or an Observer acquires knowledge of a potential transaction or matter that is a corporate opportunity for the

Company or any of its Subsidiaries, such opportunity shall belong to the Company or the applicable Subsidiary, unless such corporate opportunity is first offered to such Investor Nominee or Observer solely in his or her capacity as a representative of Investor or any of its Affiliates, in which case such corporate opportunity shall belong to Investor or such Affiliate, as the case may be.

(b) Compliance with Securities Laws and Insider Trading Policy. The Investor, the Investor Nominee and any Observer shall comply with all federal securities laws in connection with its exercise of its rights under this Agreement and its purchases and sales of the Company’s securities, and agrees to be bound by any “insider trading” policy of the Company otherwise applicable to directors of the Company.

(c) Most Favorable Rights. The Company represents and warrants that the Company has not entered into any side letter or letter agreement or any similar agreement with any other Persons that has the effect of establishing rights or otherwise benefiting any other Person in a manner more favorable in any material respect to such Person than the rights and benefits established in favor of Investor under this Agreement.

(d) Costs and Expenses. Except as otherwise provided in this Agreement, each of the parties will be responsible for all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

(e) Assignment. The rights of Investor under this Agreement shall be personal to Investor and the transfer, assignment and/or conveyance of said rights from Investor to any other Person (other than in connection with a transfer of securities to an Affiliate which assumes the obligations of Investor hereunder) is prohibited and shall be void and of no force or effect.

(f) Equitable Performance. The Company and the Bank agree that Investor will not have an adequate remedy at law for a breach by the Company of this Agreement, and upon any such breach Investor shall be entitled to enforce this Agreement by injunction or with other equitable remedies.

(g) Rights Non-Exclusive. The rights granted to Investor hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to Investor as a holder of securities of the Company or pursuant to any other agreement with the Company or the Bank.

(h) Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Tennessee without regard to principles of conflicts of laws.

(i) Jurisdiction and Venue. Any legal proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Tennessee in Davidson County or the United States District Court, Middle District of Tennessee. Each party consents to the jurisdiction of such courts in any such legal proceeding and waives any objection to the laying of venue of any such legal proceeding in such courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

(j) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(k) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

(l) Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, by first-class registered or certified airmail (postage prepaid), by nationally recognized overnight express courier or by facsimile, and shall be deemed given (i) if delivered in person, upon delivery, (ii) if delivered by first-class registered or certified airmail, three business days after so mailed, (iii) if delivered by a nationally recognized overnight courier, one business day after so mailed, and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and shall be delivered as addressed as follows (or at such other address as may be designated by a party in a notice given in a like manner):

(i)	if to the Company or the Bank:

Avenue Financial Holdings, Inc.

Attention: Ronald L. Samuels

111 10th Avenue South

Suite 400

Nashville, TN 37203

Facsimile: (615) 744-2900

(ii)	if to Investor:

Patriot Financial Partners II, L.P.

Attention: James F. Deutsch

Cira Centre

2929 Arch Street, 27th Floor

Philadelphia, PA 19104

Facsimile: (215) 399-4686

(m) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.

(n) Amendments and Waivers. This Agreement may not be amended, except by an agreement in writing, executed by each of the Company, the Bank and Investor, and, compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(o) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

(p) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

(q) Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(r) Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(i) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of Voting Securities, contract or otherwise.

(ii) “Beneficial Ownership” by any Person of any security means ownership by such Person who, together with Affiliates of such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power that includes the power to vote, or to direct the voting of, such security, (b) investment power that includes the power to dispose of, or to direct the disposition of, such security, or (c) a right to acquire any of the powers set forth in (a) and (b) above within 60 days (of any date of determination of “Beneficial Ownership”) in respect of such security. The terms “Beneficially Own,” “Beneficially Owned,” “Beneficially Owning” and “Beneficial Owner” shall have a correlative meaning.

(iii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

(iv) “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

(vi) “Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date written above.

AVENUE FINANCIAL HOLDINGS, INC.

By:

Ronald L. Samuels
Chairman and Chief Executive Officer

AVENUE BANK

By:

Ronald L. Samuels
Chairman and Chief Executive Officer

PATRIOT FINANCIAL PARTNERS II, L.P.

By:

Name:	James F. Deutsch
Title:	Partner

James F. Deutsch, Investor Nominee